UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2020

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

13631 Progress Boulevard, Suite 400,
Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(386) 462-6800
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	AXGN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On April 23, 2020, Axogen, Inc. (the “Company”) issued a press release announcing its estimated first quarter 2020 revenue, as well as certain cost mitigation initiatives the Company is taking in response to the COVID-19 global pandemic (as more fully described in Item 8.01 of this Current Report on Form 8-K). A copy of the press release is furnished as Exhibit 99.1.

The information furnished pursuant to Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In response to the COVID-19 global pandemic, the Board of Directors (the “Board”) of the Company, supported by the Company’s executive officers, has approved a 20% reduction in salary for each of the following executive officers commencing April 26, 2020 for the remainder of 2020: Karen Zaderej, Peter Mariani, Eric Sandberg, Maria Martinez, Angelo Scopelianos, Isabelle Billet, Erick DeVinney, Mike Donovan, Dr. Ivica Ducic, Greg Freitag and Mark Friedman. Additionally, as of April 26, 2020, the Board approved a 20% reduction in cash retainers for Board and Board Committee membership, chairmanships of Board Committees, and acting as Lead Director, for the remainder of 2020.

Item 8.01 Other Events.

On April 23, 2020, the Company issued a press release detailing certain proactive steps the Company is taking in response to the COVID-19 global pandemic, including: (1) a reduction in cash compensation as of April 26, 2020 for all employees of 10% to 15%, depending on their position; (2) a reduction in salaries and retainers as provided in Item 5.02 of this Current Report; (3) completing an employee layoff of approximately 10% of its workforce; (4) implementing a hiring freeze with very limited exceptions; (5) temporarily suspending recovery and processing of tissue for certain of its products in order to utilize existing inventory; (6) deferring completion and validation of the Company’s new biologics processing center in Dayton, Ohio by up to one year; (7) entering into a Sixth Amendment to the License and Services Agreement (the “Agreement”) with Community Blood Center (d/b/a Community Tissue Services) to extend the termination date to December 31, 2022, which allows the Company to continue its manufacturing pursuant to the Agreement through such date; and (8) reducing certain discretionary spending including travel, conference participation, surgeon education (as a result of surgeon travel restrictions) and selected projects across the organization.

In addition, the press release provided that the Company applied for a Small Business Administration (“SBA”) loan under the Paycheck Protection Program. The Company has received an SBA Loan Number and completed documents for a loan of approximately $7.8 million dollars. The loan will preserve key positions in the Company supporting ongoing operations by providing necessary economic relief during this period of reduced surgical volumes.

Finally, on January 9, 2019, Plaintiff Neil Einhorn (“Plaintiff”), on behalf of himself and others similarly situated, filed a putative class action complaint alleging violations of the federal securities laws against the Company, certain of its directors and officers, and the Company’s underwriters (collectively, “Defendants”). Plaintiff claimed that Defendants made false or misleading statements when the Company provided its opinion as to the size of the total addressable market (“TAM”) for its products. On July 22, 2019, Defendants filed a motion to dismiss. On April 21, 2020, the United Stated District Court for the Middle District of Florida dismissed the complaint without prejudice, finding the Plaintiff failed to state a claim upon which relief could be granted. The Plaintiff has 60 days to file an amended complaint or the action will be dismissed with prejudice.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

The information furnished pursuant to Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section, nor shall it be incorporated by reference into future filings by the Company under the Securities Act, or under the Exchange Act, unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
99.1	Axogen, Inc. press release, dated April 23, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: April 23, 2020	By:	/s/ Gregory G. Freitag
Gregory G. Freitag
General Counsel